ARTICLES OF AMENDMENT
                                    TO THE
                          ARTICLES OF INCORPORATION
                                      OF
                  BALANCED ENVIRONMENTAL SERVICES TECH, INC.
                             A NEVADA CORPORATION


     Pursuant to the provisions of the corporations laws of the state of Nevada, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is Balanced Environmental Services, Inc.

     SECOND: The following amendments to the articles of incorporation were duly adopted by the shareholders of the corporation:

                                  ARTICLE I

     The name of the corporation shall be changed to: UNITED STATES INDEMNITY & CASUALTY, INC.

                                  ARTICLE V

     The aggregate number of shares which the corporation shall have authority to issue is 50,000,000 shares of common voting stock with a par value $.01 per share. Such shares shall be non-assessable and shall not have preemptive rights. Shareholders shall not be allowed to accumulate their votes.

     THIRD: The foregoing amendment to the articles of incorporation was duly adopted by the shareholders at a special meeting therefor, upon notice duly given to the shareholders, on the 8th day of July, 1993, in the manner prescribed by the laws of the state of Utah.

     FOURTH: The number of shares of the corporation issued and outstanding was 9,701,100, and the number of shares voting at such shareholder meeting in favor of the foregoing amendments, was 6,000,000, and the number voting against none.

     The undersigned hereby certify that they have executed the foregoing Certificate Amending the Articles of Incorporation, this 9th day of July, 1993.

President:/s/ not legible                       Secretary: /s/ Not legible
          -----------------                                ------------------

State of Utah       )
                    )ss
County of Salt Lake )

     On the 9th day of July, 1993, personally appeared before me the above signed persons, known to me to be the president and secretary, and the above-named persons whose names are subscribed to the foregoing Certificate Amending Articles of Incorporation for the said corporation, acknowledged tome under oath that they executed the same.

/s/Robyn Erkkila
------------------
Notary Public

My commission Expires: June 15, 1997